INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

          Schedule of Computation of Earnings (Loss) Per Common Share
               (dollars in thousands, except per share amounts)

                                                                   Years Ended
                                       February 28,  February 28,  February 28,  February 29,  February 28,
                                           1995          1994          1993          1992          1991
Average shares of common
   stock outstanding                    17,974,156    18,910,748    19,281,578    19,493,251    19,363,947

Common stock equivalents                    17,446       104,338       245,973       386,992       534,006

Total common stock and equivalents
   assuming full dilution               17,991,602    19,015,086    19,527,551    19,880,243    19,897,953

Earnings (loss) before cumulative
   effect of accounting change             $57,021      $(13,438)      $41,210      $ 39,100       $35,161
Less dividends on preferred stock              167           174           180           184           188

Earnings (loss) before cumulative effect
   of accounting change applicable
   to common stock                         $56,854      $(13,612)      $41,030      $ 38,916       $34,973

Cumulative effect of accounting
   change, net of taxes                    $     -      $      -       $     -      $(17,133)      $     -

Earnings (loss) per share of common stock:
   Primary
     Before cumulative effect of
       accounting change                   $  3.16      $   (.72)      $  2.13      $   2.00       $  1.81
     Cumulative effect of accounting
       change, net of taxes                      -             -             -          (.88)            -
                                           $  3.16      $   (.72)      $  2.13      $   1.12       $  1.81
   Fully diluted
     Before cumulative effect of
       accounting change                   $  3.16      $   (.72)      $  2.10      $   1.96       $  1.76
     Cumulative effect of accounting
       change, net of taxes                      -             -             -          (.86)            -
                                           $  3.16      $   (.72)      $  2.10      $   1.10       $  1.76


Primary earnings (loss) per share have been computed by dividing net earnings (loss), after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding during the year. Common stock options and other common stock equivalents have not entered into the primary earnings per share computations since their effect is not significant.

Fully diluted earnings (loss) per share have been computed assuming issuance of all shares for stock options deemed to be common stock equivalents, using the treasury stock method.